Exhibit (a)(30)

CONFIDENTIALITY AGREEMENT

AGREEMENT made as of the 2nd day of June, 2014.

B E T W E E N:
AUGUSTA RESOURCE CORPORATION,
a corporation existing under the laws of Canada,

(hereinafter referred to as "Augusta")

- and -

HUDBAY MINERALS INC.,
a corporation existing under the laws of Canada,

(hereinafter referred to as "HudBay").

WHEREAS each of Augusta and HudBay is interested in engaging in discussions or negotiations regarding (a) the potential acquisition of Augusta by HudBay and/or (b) the provision of financing by HudBay to Augusta (a "Potential Transaction");

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties have agreed as follows:

1.                             For the purposes of this Agreement, unless the context otherwise requires, the following capitalized terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

(a)	"Affiliate" shall have the meaning attributed to it under the Canada Business Corporations Act;

(b)
"Confidential Information" means the fact that this Agreement has been executed, the fact that the parties may have, are having or have had discussions or negotiations on or after the date hereof regarding a Potential Transaction and the contents or status of any such discussions or negotiations between the parties relating to a Potential Transaction, except that Confidential Information shall not include information that (i) becomes generally available to the public other than through an act or omission of (A) the party proposing to make disclosure, (B) any of such party’s Affiliates, (C) any of such party's or its Affiliates' directors, officers, employees or agents, or (D) any Consultant of such party (the persons in (B), (C) and (D) collectively being such party’s "Representatives"), (ii) did not first come into the possession of the party proposing to make disclosure or its Representatives as a result of disclosure to them by the other party or its Representatives, (iii) becomes available to the party proposing to make disclosure or its Representatives a from a source other than the other party or its Representatives, provided that such source is not known to the party proposing to make disclosure to be bound by a confidentiality agreement with the other party, or (iv) constitutes material information concerning Augusta that has not been generally disclosed and that has been disclosed to HudBay or its Representatives without the prior express written consent of HudBay;

(c)	"Consultant" has the meaning ascribed thereto in Section 2(a); and

(d)	"Person" includes an individual, partnership, joint venture, body corporate, trust or other entity or any other form of enterprise or business organization.

2.
(a)   Each party shall treat and keep confidential all Confidential Information and shall not disclose any Confidential Information to any Person other than (i) directors, officers, employees and agents of such party and its Affiliates, and (ii) outside consultants or advisors, including, without limitation lawyers, investment bankers and accountants of such party and its Affiliates in connection with a Potential Transaction (collectively, "Consultants", and individually, a "Consultant"), in each case who need to know such Confidential Information to assist such party in negotiating, evaluating or implementing a Potential Transaction.  Each party agrees that it shall disclose Confidential Information only to those Consultants who have agreed to be bound by such party's obligations hereunder.

(b)          Each party agrees to be liable to the other party for any breach of the confidentiality obligations created by or arising under this Agreement by such party or its Representatives.  Each party acknowledges that any such breach of this Agreement may cause the other party irreparable harm for which money damages are not an adequate remedy.  Each party agrees that, in the event of any such breach or threatened breach, in addition to other remedies at law or in equity that the other party may have, the other party shall be entitled to equitable relief, including injunctive relief to prevent breaches of this Agreement and specific performance of this Agreement, without proof of actual damages or the posting of a bond.

3.	Notwithstanding Section 2, each party and its Representatives may also disclose Confidential Information under the following circumstances:

(a)
if a party has determined to terminate discussions or negotiations and has advised the other party in writing of that determination, either party may disclose that this Agreement was executed, that discussions or negotiations regarding a Potential Transaction had occurred but have ceased, that the terms of the Potential Transaction that had been discussed or negotiated and that are Confidential Information remain confidential, and that the discussions or negotiations did not result in any agreement providing for a Potential Transaction;

(b)
if a party or its Representatives is required to do so pursuant to the order or disclosure requirements of any court or securities regulatory authority having jurisdiction ("Applicable Requirements"), it may disclose that portion of the Confidential Information that it has been advised by external counsel is required to be disclosed by the Applicable Requirements and (i) as much in advance as practicable and so long as it is not legally prohibited from doing so, it will provide the other party with the actual proposed disclosure of that Confidential Information and a reasonable opportunity to review and comment on that disclosure, and (ii) it will exercise all commercially reasonable efforts to obtain assurances that confidential treatment will be afforded that Confidential Information; and

(c)
in connection with any legal proceeding arising in connection with this Agreement, but any such disclosure shall be subject to such confidentiality procedures as may be reasonably requested by the other party (provided such procedures would not reasonably be expected to affect the outcome of such proceeding) and approved by the court or administrative tribunal, as applicable.

4.                             All notices under this Agreement shall be in writing and shall be deemed received:

(a)	when delivered in person; or

(b)	on the day sent by facsimile (fax) transmission or, if that day is not a business day, then on the next following business day, addressed to Augusta as follows:

Augusta Resource Corporation
#555-999 Canada Place
Vancouver, BC V6C 3E1

Attention:	Corporate Secretary
Telecopy:	604-687-1715

with a copy to:

Davies Ward Phillips & Vineberg LLP
155 Wellington Street West
Toronto, ON M5V 3J7

Attention:	Kevin Thomson and Peter Hong
Telecopy:	416-863-0871

and addressed to HudBay as follows:

HudBay Minerals Inc.
25 York Street
Suite 800
Toronto , ON M5J 2V5

Attention:	Vice President, Legal and Corporate Secretary
Telecopy:	416-362-9688

with a copy to:

Goodmans LLP
333 Bay Street
Suite 3400
Toronto, ON M5H 2S7

Attention:	Jonathan Lampe and Kari MacKay
Telecopy:	416-979-1234

Each party may change the address to which notices shall be sent from time to time by giving the other party notice of change in accordance with this Section 4.  For the purposes of this Section, the term "business day" means a day, other than a Saturday or Sunday or a statutory holiday in Vancouver, British Columbia or Toronto, Ontario.

5.        This Agreement, including all obligations of confidentiality and restrictions on disclosure set forth herein, shall terminate and have no further force or effect 12 months from the date of this Agreement; provided, however, that notwithstanding the expiration of such 12 month period, no party shall be relieved of any liability for any breach of any term of this Agreement which occurs during such 12-month period.

6.         This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.  There are no conditions, agreements, representations, warranties or understandings, express or implied, except as expressly set forth herein.  Nothing in this Agreement shall be interpreted to require the parties to discuss, negotiate, pursue or complete a Potential Transaction or any other transaction or to create between the parties, expressly or by implication, any partnership, joint enterprise, relationship of trust and confidence or fiduciary or other special relationship.

7.         This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated in all respects as an Ontario contract.  The parties hereto irrevocably attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario with respect to any dispute, claim or other matter arising under this Agreement.

8.         This Agreement and the rights and obligations created by this Agreement may not be assigned by either party (except by operation of law in the case of merger, consolidation, amalgamation, dissolution, winding up or similar proceeding) without the prior written consent of the other party in its absolute discretion.

9.                            No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

10.                          If any term of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, the remaining terms hereof shall remain in full force and effect.

11.       This Agreement may be executed in counterparts and all counterparts taken together will be deemed to constitute the same instrument.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

           IN WITNESS WHEREOF this Agreement has been executed by each of the parties as of the date first written above.

AUGUSTA RESOURCE CORPORATION

By:	/s/ Richard W. Warke
	Name:	Richard W. Warke
	Title:	Executive Chairman and Director

HUDBAY MINERALS INC.

By:	/s/ Patrick Donnelly
	Name:	Patrick Donnelly
	Title:	Vice President, Legal and Corporate Secretary